UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 13, 2010

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01. Entry into a Material Definitive Agreement.

On July 13, 2010, Emergent BioDefense Operations Lansing Inc., a wholly-owned subsidiary of Emergent BioSolutions Inc. (“Registrant”), entered into an agreement with the Office of the Biomedical Advanced Research and Development Authority (“BARDA”) of the U.S. Department of Health and Human Services to develop and obtain regulatory approval for large-scale manufacturing of BioThrax® (Anthrax Vaccine Adsorbed) in the Registrant’s vaccine manufacturing facility in Lansing, Michigan.

The agreement is a cost-plus-fixed-fee development contract valued at up to approximately $107 million, including a two-year base period of performance of approximately $54.6 million, and three option years valued at a total of approximately $52.3 million.  The two-year base period of performance is from July 19, 2010 to July 18, 2012.  Each additional option period, if exercised, would extend the period of performance by an additional year, and the entire contract period of performance would end on July 18, 2015.

Activities to be conducted during the two-year base period include completion of characterization and immunogenicity studies, successful consistency lot validation, and a pre-IND meeting.  Optional activities to be conducted following BARDA’s exercise of each option year would include, among other things, stability demonstrations, clinical studies and biologics licensing application activities.

A copy of the Registrant’s press release announcing the award is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2010	EMERGENT BIOSOLUTIONS INC.
	By:	/s/R. Don Elsey R. Don Elsey Chief Financial Officer